Exhibit 5





               LETTERHEAD OF BLACKWELL SANDERS PEPER MARTIN LLP



                                February 18, 2000


UtiliCorp United Inc.
20 West Ninth Street
Kansas City, Missouri 64105-1711

Ladies and Gentlemen:

      We refer to the Registration Statement of UtiliCorp United Inc. (the "Registrant") on Form S-8 to be filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, an additional 1,500,000 shares of the Registrant's Common Stock, $1.00 par value (the "Common Stock"), to be issued under the UtiliCorp United Inc. 1986 Employee Stock Purchase Plan (the "Plan").

      We are familiar with the proceedings to date with respect to such proposed sale and have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate in connection with this opinion. Based upon and subject to the foregoing, it is our opinion that the additional 1,500,000 shares of Common Stock to be issued under the Plan have been duly authorized, and, when purchased in accordance with the Plan, will be legally issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.


                                    Very truly yours,





                                    /s/ Blackwell Sanders Peper Martin 1LLP



                                       4